                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT, entered into as of September 4, 1997 (the "Execution Date"), is by and among CONTINUCARE CORPORATION, a Florida corporation ("Continucare"), CONTINUCARE PHYSICIAN PRACTICE MANAGEMENT, INC., a Florida corporation (the "Buyer"), a wholly owned subsidiary of Continucare; DHG ENTERPRISES, INC., f/k/a DOCTOR'S HEALTH GROUP, INC. and DOCTOR'S HEALTH PARTNERSHIP, INC., both Florida corporations (hereinafter collectively referred to as the "DHG Entities"); and CLAUDIO ALVAREZ and YVONNE ALVAREZ, the holders of all of the DHG Entities' capital stock (hereinafter referred to individually as a "Stockholder" and collectively referred to as the "Stockholders").

                             PRELIMINARY STATEMENTS

         The Stockholders desire to cause the DHG Entities to sell all or substantially all of the assets of the DHG Entities to Buyer, or a wholly owned subsidiary of Buyer, and Buyer desires to acquire all or substantially all of the DHG Entities' Assets as more fully described below.

         NOW, THEREFORE, in order to consummate the purchase and sale of the DHG Entities' Assets and in consideration of the mutual agreements contained in this Agreement, the parties agree as follows:

                                    AGREEMENT

                                    SECTION 1

                        SALE OF ASSETS AND PURCHASE PRICE

         1.1 Assets to be Purchased. On the Closing Date, the DHG Entities shall sell to Buyer, and Buyer shall purchase from the DHG Entities, all of the assets of the DHG Entities constituting the health care business (collectively, the "DHG Entities' Assets"), other than the Excluded Assets (as defined in Section
1.2 below), in accordance with the provisions of this Agreement. Generally, the DHG Entities' Assets consist of all of the following located at the leased properties.

                  a. All inventory of medical supplies, office supplies, forms, office materials and clerical supplies.

                  b. All medical equipment.

                  c. All of the DHG Entities' patient medical records, supplier lists, and mailing lists.

                  d. All of the DHG Entities' furniture, fixtures, equipment, leasehold

                  e. All transferable licenses, permits, certificates, and the like issued by any state or local governmental entity for use in the operation of the DHG Entities, including, but not limited to, the workers' compensation and unemployment compensation history of the DHG Entities.

                  f. All rights to the telephone number(s) listed in Schedule 1.1(f).

                  g. An assignment of the Existing Office Leases and the equipment leases described in Schedule 1.1(g).

                  h. All inventories maintained by the DHG Entities at the Closing Date.

                  i. All contracts to which the DHG Entities are a party, including, but not limited to, all contracts identified on Schedule 2.13.

                  j. The books and records of the DHG Entities relating to the DHG Entities' Assets, all of which shall be delivered to Buyer, or such person as Buyer may designate, on the Closing Date.

                  k. All customer lists, clinical and administrative policy and procedure manuals, trade secrets, marketing and promotional materials (including audiotapes, videotapes and printed materials) and all other property rights required for or incident to the marketing of the products and services of the DHG Entities, and all books and records relating thereto.

                  l. All of the property (excluding any real property), if any, used in connection with the operation, maintenance, promotion and/or advertising of the DHG Entities, except for the Excluded Assets.

                  m. Any and all rights to the names Doctor's Health Group, Doctor's Medical Centers, DHG, any logos regarding the same, and any licensing rights or trademarks associated with DHG, Doctor's Health Group or Doctor's Medical Centers.

         1.2 Excluded Assets. There shall be excluded from the Assets to be transferred and conveyed hereunder, and the DHG Entities shall retain all of its right, title and interest in and to, the following assets:

                  a. All cash and cash equivalents of the DHG Entities in existence on the Closing Date.

                  b. The minute books of the DHG Entities and similar corporate records of the DHG Entities.



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
                  c. All considerations to be delivered by Buyer on the Closing Date.

                  d. The real property owned by affiliates of the DHG Entities and from which (the "business") is operated.

                  e. Any and all accounts receivable of the DHG Entities in existence on the Closing Date.

                  f. Any deposits of the DHG Entities.

                  g. Any asset which is unrelated to the health care business of DHG and is disclosed on Schedule 1.2(g).

         1.3 Liabilities. Buyer shall not assume any debts, obligations, warranties or liabilities of the DHG Entities, express or implied, contingent or otherwise, unless such debts, obligations, warranties or liabilities are disclosed on Schedule 1.3.

         1.4 Purchase Price and Payment. In consideration of the sale by the DHG Entities to Buyer, in reliance upon the representations and warranties of the DHG Entities and the Stockholders contained in this Agreement and made at the Closing and subject to the satisfaction of all of the conditions in this Agreement, Buyer agrees that it will deliver to the DHG Entities the amount specified in Exhibit 1.4 by bank cashier check or by wire transfer of immediately available funds (the "Cash Consideration") plus:

                  a. A number of shares of Continucare's common stock, which shall constitute the Stock Consideration. The Stock Consideration shall be determined by dividing One Million Five Hundred Thousand Dollars ($1,500,000.00) by the Base Period Trading Price of Continucare's Common Stock. For purposes of this Section 1.4, the "Base Period Trading Price" shall mean the average last daily closing price for the shares of Continucare's common stock for the 30 consecutive trading days on which such shares are actually traded (as reported to Continucare by the Amex or as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source, ending at the close of trading on the second trading day immediately preceding the Execution Date. The number of shares of Continucare common stock to be received by the Stockholders shall be listed on Schedule 1.4(a) prior to Closing.

                  b. The shares of Continucare common stock have not been registered under the Securities Act and are subject to a Registration Rights Agreement by and among the Buyer and the Stockholders.

                  c. It is agreed and understood that the Stock Consideration received by the Stockholders is in exchange for all or substantially all of the assets of Doctor's Health Partnership, Inc., and Buyer, Continucare, Doctor's Health Partnership, Inc. and the Stockholders shall, for federal income tax purposes, report such exchange in accordance with section 368(a)(1)(C) of the

Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

         1.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets solely for federal income tax return and accounting purposes as follows:

                  Assets                      Portion of Purchase Price
                  ------                      -------------------------
         Furniture and Equipment
         (including signs), Medical
         and Office Supplies, and
         Patient List and Records                     $   266,415

         Goodwill                                     $14,233,585

         TOTAL                                        $14,500,000

                  a. Reports: The parties agree that:

                           i.       the allocations of the Purchase Price are
made solely for federal income tax return and accounting purposes;

                           ii.      they will adopt and utilize the amounts
allocated for the purpose of all federal, state and other income and property tax returns filed by them; and

                           iii.     they will not voluntarily take any position
inconsistent with those allocations on examination or audit of any tax return of any of the parties, and/or any claim with respect to such tax returns.

                  b. Form 8594: Both Buyer and the DHG Entities shall:

                           i.       promptly file with the Internal Revenue
Service when due the asset acquisition statements on Form 8594 (or its successor) with their income tax returns; and

                           ii.      consult and cooperate with each other in the
preparation of the Form 8594 and all supplements and amendments.

                           iii.     Buyer and the DHG Entities shall prepare and
file Form 8594 on the basis of the allocations described above, unless all parties consent in writing otherwise.

         1.6 Prorations. The parties shall pay to each other as appropriate the amount of the prorations (in accordance with the bills received and for the estimated accrued vacation, salaries, deposits and other mutually agreeable items) within ten (10) days of notice as such estimated prorations are disclosed on the attached Schedule 1.6. To the extent applicable, the DHG Entities shall pay all their expenses items accrued through the Closing Date. At the Closing, the Purchase


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
Price shall be adjusted by an amount in cash equal to the total of the expenses to be prorated. To the extent that the prorations are inaccurate at the Closing, the parties shall make such payments to the other party to correct the inaccuracy as soon as the statements, invoices and bills relating to the prorated items are received by either party. The provisions of this Section 1.6 shall survive the Closing for a period of ninety (90) days after the Closing Date. In addition to the provisions of this Section 1.6, the parties agree that the quarterly distribution from Foundation Health Systems ("Foundation") to the DHG Entities for the Surplus/Deficit from the Net Revenues allocated to the Part A Fund and the Part B Fund for the quarters ended June 30, 1997 and September 30, 1997 shall be credited to the DHG Entities by Buyer and upon receipt of such amounts by Buyer, remitted by Buyer to the DHG Entities within five (5) days. It is understood and agreed by the DHG Entities and Alvarez that in lieu of a working capital requirement, the monthly primary care capitation amount due the DHG Entities for the month that the transaction closes shall be the sole property of Buyer.

         1.7 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Buyer at 100 SE Second Street, 36th Floor, Miami, Florida on or after October 1, 1997 and no later than October 10, 1997, or at another place or an earlier or later date or time as may be mutually agreed upon by the parties. In the event the transaction does not close on or prior to October 10, 1997, the parties agree that all the terms of this Agreement, other than the terms of Sections 6.2 and 6.4 shall be null and void and no party to this Agreement shall have any liability to any other party to this Agreement.

         1.8 Further Assurances. The DHG Entities, the Stockholders and Buyer agree that from time to time after the Closing and without further consideration, the DHG Entities, the Stockholders and Buyer shall execute and deliver further instruments of transfer and assignment and take all other actions as may be reasonably required to more effectively transfer and assign to, and vest in Buyer the DHG Entities' Assets and all rights to the DHG Entities' Assets, and to fully implement the provisions of this Agreement.

                                    SECTION 2

                         REPRESENTATIONS AND WARRANTIES
                      OF THE DHG ENTITIES AND STOCKHOLDERS

         2.1 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the contemplated transactions, the DHG Entities and each of the Stockholders jointly and severally make to Buyer the representations and warranties contained in this
Section 2.

         2.2 Organization and Qualifications of the DHG Entities. The DHG Entities are for profit corporations duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to own or lease their properties and to conduct their businesses in the manner and in the places where those properties are owned or leased or that business is currently conducted or proposed to be conducted. Copies of the DHG Entities'


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
Articles of Incorporation as amended to date, certified by Florida's Secretary of State and delivered to Buyer's counsel, are complete and correct, and no amendments to them are pending. The DHG Entities are not in violation of any term of their Articles of Incorporation or By-laws. The DHG Entities are not required to be licensed or qualified to conduct their business or own their property in any other jurisdiction.

         2.3 Capital Stock of the Company; Beneficial Ownership.

                  a. The authorized capital stock of the DHG Entities consists of fifty thousand (50,000) shares of Common Stock, one cent ($0.01) par value per share of DHG Enterprises, Inc. f/k/a Doctor's Health Group, Inc., of which twenty thousand (20,000) shares are duly and validly issued, outstanding, fully paid and non-assessable and fifty thousand (50,000) shares of Common Stock, one cent ($0.01) par value per share of Doctors Health Partnership, Inc., of which twenty thousand (20,000) shares are duly and validly issued, outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the DHG Entities. None of the DHG Entities' capital stock has been issued in violation of any federal or state law.

                  b. Each of the Stockholders owns beneficially and of record the DHG Entities' Shares listed opposite that Stockholders' name on Exhibit 2.3(b) free and clear of any liens, restrictions or encumbrances.

         2.4 Authority of the DHG Entities and the Stockholders. The DHG Entities and the Stockholders have the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the DHG Entities and the Stockholders pursuant to this Agreement and to carry out the contemplated transactions. The execution, delivery and performance by the DHG Entities and the Stockholders of this Agreement and each other agreement, document and instrument have been duly authorized by all necessary action of the DHG Entities and no other action on the part of the DHG Entities or the Stockholders is required. This Agreement and each agreement, document and instrument executed and delivered by the DHG Entities and the Stockholders pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the DHG Entities and the Stockholders and are enforceable in accordance with their terms. The execution, delivery and performance by the DHG Entities of this Agreement and each agreement, document and instrument:

                  a. does not and will not violate any provision of any of the Articles of Incorporation or by-laws of the DHG Entities;

                  b. does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the DHG Entities or require the DHG Entities to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and


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
                  c. does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the DHG Entities are a party or by which the property of the DHG Entities is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the DHG Entities' Assets or the DHG Entities' Shares, except as specifically identified on Schedule 2.4(c).

         2.5 Real and Personal Property.

                  a. Leased Real Property. All of the real property leased by the DHG Entities are identified on Schedule 2.5(a) (referred to as the "Leased Real Property").

                           i.       Status of Leases. True and complete copies
of all Leased Real Property have been delivered to Buyer. Each of those leases has been duly authorized and executed by the parties and is in full force and effect. The DHG Entities are not in default under any of those leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to a default. To the DHG Entities' and Stockholders' knowledge, the other party to each of the leases is not in default under any of the leases and there is no event which, with notice or the passage of time, or both, would give rise to a default.

                           ii.      Consents. Except as described in Schedule
2.5(a)(ii), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any consents, approvals or filings are required, the DHG Entities or the Stockholders will obtain or complete them before the Closing.

                           iii.     Condition of Leased Real Property. Except as
described in Schedule 2.5(a)(iii), to the best of the DHG Entities and Stockholders' knowledge, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all those buildings and improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Access to the Leased Real Property is by a public way or public street. To the best of the DHG Entities' and the Stockholders' knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and are in good operating condition.

                           iv.      Compliance with the Law. The DHG Entities or
the Stockholders


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
have not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Leased Real Property that has not been corrected and to the best of the DHG Entities and the Stockholders' knowledge, no violation exists which could have an adverse affect on the operation or value of any Leased Real Property. To the best of the DHG Entities and the Stockholders knowledge, all improvements located on or constituting part of the Leased Real Property and their use and operation by the DHG Entities were and are now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations except as described in Schedule 2.5(a)(iv). No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Leased Real Property or its use or operations.

                  b. Personal Property. Buyer and the DHG Entities shall complete a full description of the machinery, furniture, personalty and equipment of the DHG Entities is contained in Schedule 2.5(b). Except as specifically disclosed in that Schedule or in the Base Balance Sheet (as defined below), the DHG Entities have good and marketable title to all of their personal property. None of the DHG Entities' personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in that Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property of the DHG Entities. Except as otherwise specified in Schedule 2.5(b), all leasehold improvements, furnishings, machinery, personalty and equipment of the DHG Entities are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and those furnishings, personalty, machinery and equipment are in good working order.

         2.6 Financial Statements.

                  a. The DHG Entities have delivered to Buyer the following financial statements, copies of which are attached as Schedule 2.6: a balance sheet of each of the DHG Entities dated as of December 31, 1996 and statements of income, retained earnings and cash flows for the year then ended, which have been audited by KPMG Peat Marwick, independent certified public accountants. To the best of the DHG Entities and Shareholder's knowledge, these financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied among all periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of each of the DHG Entities at the dates of those statements and the results of their operations for the periods covered thereby.

                  b. As of the date of the Base Balance Sheet, the DHG Entities had no liabilities (which liabilities, when taken individually or in the aggregate, were material) of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the DHG Entities or the conduct of its business prior to the date of the Base Balance Sheet, regardless of whether claims had been asserted as of that date), except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in the schedules furnished to Buyer pursuant to this Agreement as of the Execution Date.

                  c. As of the Execution Date and as of the date of the Closing, the DHG Entities have not had and will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the DHG Entities or the conduct of their businesses prior to Execution Date or the date of the Closing, as the case may be, regardless of whether claims had been asserted as of those dates), except liabilities: (i) stated or adequately reserved against on the Base Balance Sheet or the notes to it; (ii) reflected in Schedules furnished to Buyer under this Agreement on the Execution Date; or, (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the DHG Entities consistent with the terms of this Agreement.

         2.7 Taxes.

                  a. To the best of the DHG Entities and the Stockholder's knowledge, the DHG Entities have paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other addition to tax, interest, fines and penalties owed by them (collectively, "Taxes"), required to be paid by them through the Execution Date, whether disputed or not.

                  b. To the best of the DHG Entities and the Stockholder's knowledge, the DHG Entities have, in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by them through the Execution Date, and all these returns correctly and accurately contain the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the DHG Entities for taxable periods ended on or after December 31, 1992 is provided in Schedule 2.7(b), and that Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the DHG Entities ended on or after December 31, 1992 the DHG Entities have delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the DHG Entities.

                  c. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the DHG Entities or any Stockholder, threatening to assert against the DHG Entities any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the DHG Entities does not file reports and returns that the DHG Entities are or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the DHG Entities that arose in connection with any failure (or alleged failure) to pay any Taxes. The DHG Entities have never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

                  d. Except as described in Schedule 2.7(d), there have not been any audits of any tax return filed by the DHG Entities, no audit is in progress, and the DHG Entities have not been notified by any tax authority that any audit is contemplated or pending. Except as described in Schedule 2.7(d): (i) no extension of time with respect to any date on which a tax return was or is to be filed by the DHG Entities is in force; (ii) no waiver or agreement by the DHG Entities is in force for the extension of time for the assessment or payment of any Taxes; and, (iii) no agreement with any taxing authority is in force for an extension of the statute of limitations for an audit.

                  e. The DHG Entities have never been (or has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as described in
Schedule 2.7(e), the DHG Entities have never filed, and have never been required to file, a consolidated, combined or unitary tax return with any other entity. Except as described in Schedule 2.7(e), the DHG Entities do not own and have never owned a direct or indirect interest in any trust, partnership, corporation or other entity. Except as described in Schedule 2.7(e), the DHG Entities are not a party to any tax sharing agreement.

                  f. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to those Sections and any similar provisions of federal, state, local or foreign law.

         2.8 This Section not used.

         2.9 Intellectual Property.

                  a. Except as described in Schedule 2.9(a), the DHG Entities have exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the businesses of the DHG Entities as presently conducted or contemplated. All of the rights of the DHG Entities in the Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of the Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the DHG Entities. The DHG Entities have the right to use, free and clear of claims or rights of other persons, all patient lists, processes, computer software, systems, data compilations, research results and other information required for or incident to their services or their businesses as presently conducted or contemplated.

                  b. All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the DHG Entities or used or to be used by the DHG Entities in their businesses as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the DHG Entities, are listed in Schedule 2.9(b).

                  c. All licenses or other agreements under which the DHG Entities are granted rights in Intellectual Property are listed in Schedule 2.9(c). All these licenses or other agreements are in full force and effect, there is no material default by any party to those licenses or agreements, and, except as described in Schedule 2.9(c), all of the rights of the DHG Entities under those licenses and agreements are freely assignable. To the knowledge of the DHG Entities and the Stockholders, the licensors under these licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all these licenses or other agreements, and any amendments to them, have been provided to Buyer.

                  d. All licenses or other agreements under which the DHG Entities have granted rights to others in Intellectual Property owned or licensed by the DHG Entities are listed in Schedule 2.9(d). All of these licenses or other agreements are in full force and effect, there is no material default by any party to them, and, except as described on Schedule 2.9(d), all of the rights of the DHG Entities under those licenses and agreements are freely assignable. True and complete copies of all licenses or other agreements, and any amendments to them, have been provided to Buyer.

                  e. The DHG Entities have taken all steps required in accordance with sound business practice to establish and preserve their ownership of all Intellectual Property rights with respect to their services and technology.

                  f. The present and contemplated businesses, activities and products of the DHG Entities do not infringe any Intellectual Property of any other person. No proceeding charging the DHG Entities with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. The DHG Entities are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the DHG Entities.

         2.10 Contracts. There are no contracts between the DHG Entities and any of the physicians, nurses, technicians and allied health care professionals employed or engaged by the DHG Entities (those individuals shall be collectively, the "Health Care Providers"). Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.10 (true and complete copies of which have been delivered to Buyer), neither the DHG Entities nor the Stockholders (as to the DHG Entities' Assets) are a party to or subject to:

                  a. any written plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  b. any employment contract or contract for services which requires the payment of more than One Thousand Dollars ($1,000.00) annually or which is not terminable within thirty (30) days by the DHG Entities without liability for any penalty or severance payment;

                  c. any contract or agreement for the purchase of any service, commodity, material or equipment, except as otherwise disclosed in another schedule to this Agreement;

                  d. any other contracts or agreements creating any obligations of the DHG Entities not specifically disclosed elsewhere under this Agreement;

                  e. any contract or agreement which by its terms does not terminate or is not terminable without penalty by the DHG Entities or their successors within one year after the Execution Date;

                  f. any contract containing covenants limiting the freedom of the DHG Entities to compete in any line of business or with any person or entity;

                  g. any contract or agreement for the purchase of any fixed asset whether or not that purchase is in the ordinary course of business;

                  h. any license agreement (as licensor or licensee);

                  i. any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money which directly or indirectly may affect the DHG Entities;

                  j. any contract or agreement with any officer, employee, director or stockholder of the DHG Entities or with any persons or organizations controlled by or affiliated with any of them; or

                  k. any contracts, agreements and understandings (collectively, the "Provider Agreements") with any party regarding the provision of medical services to patients, including without limitation, any Provider Agreements with HMOs, PPOS, third party payors, IPAS, PHOS, MSOS, employers, labor unions, hospitals, clinics, ambulatory surgery centers, Medicare intermediaries and Medicaid intermediaries.

         2.11 Litigation, Investigations, Orders and Decrees. Except as listed on Schedule 2.11, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the DHG Entities and the Stockholders' knowledge, threatened against or affecting the Stockholders, the DHG Entities' employed or engaged physicians, nurses, technicians and allied health care professional (individually, a "Health Care Provider" and collectively, the "Health Care Providers"), the DHG Entities or the business, assets, prospects or financial condition of the DHG Entities or the Stockholders that may have an adverse effect on the DHG Entities, the Health Care Providers or the Stockholders or any of the DHG Entities' Assets, and to the best of the DHG Entities and Stockholders' knowledge, there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. Except as listed on Schedule 2.11, there are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which the DHG Entities or the Stockholders are or were a party which may have an adverse effect on any of them. Except as set forth on Schedule 2.11, neither the DHG Entities nor any of its Affiliates (as defined in Section 2.18) have any claims against any of the Health Care Providers or the Stockholders and none of the Health Care Providers or the Stockholders have any claims against the DHG Entities or any of their Affiliates, and to the best of the DHG Entities and the Stockholders' knowledge, there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing.

         2.12 Medical Malpractice. Except as set forth on Schedule 2.12, there are no pending, and to the best of the DHG Entities and the Stockholders' knowledge and belief, there are no threatened litigation, arbitration, claim or governmental, administrative or other proceedings (formal or informal), including, without limitation, any malpractice claims, Health Care Financing Administration, Agency for Health Care Administration, Office of the Inspector General, Department of Insurance, Department of Professional Regulation or Board of Medicine investigations, suits, notices of intent to institute, arbitration or proceedings, either administrative or judicial, involving the DHG Entities, the Stockholders or any of the Health Care Providers.

         2.13 Insurance. The physical properties and assets of the DHG Entities are insured to the extent disclosed in Schedule 2.13 (including all professional liability insurance policies) and all those insurance policies and arrangements are disclosed in that Schedule. Those insurance policies and arrangements are in full force and effect, all premiums with respect to those policies and arrangements are currently paid, and the DHG Entities are in compliance in all material respects with their terms. To the best of the DHG Entities and the Stockholders' knowledge, the above insurance coverage is adequate and customary for the business engaged in by the DHG Entities and is sufficient for compliance by the DHG Entities with all requirements of law and all agreements and leases to which the DHG Entities is a party.

         2.14 Equity Investments. Except as set forth on Schedule 2.14, neither the DHG Entities nor any of the Stockholders own, directly or indirectly, of record or beneficially, either directly or indirectly, any capital stock, other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity engaged in any business related to the health care industry.

         2.15 Powers of Attorney. Neither the DHG Entities nor any Stockholder have any outstanding power of attorney.

         2.16 Finder's Fee. Except as provided in Schedule 2.16, the DHG Entities have not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.17 Not Used in this Agreement.

         2.18 Transactions with Interested Persons. Except as disclosed on
Schedule 2.18, neither the DHG Entities nor any of their "Affiliates" (such term shall hereinafter have the meaning set forth in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended), nor the Stockholders nor any of the Stockholders, Affiliates have any direct or indirect material interest or familial or business relationship in any of the Stockholders, or the DHG Entities' customers, patients, suppliers, vendors, payors or landlords. All of the DHG Entities rights with respect to the Assets are based upon and derived from arms length transactions unrelated to any of their Affiliates and all of the Assumed Obligations do not exceed the fair market value of the products, services or rights being received in exchange for the discharge of those obligations.

         2.19 Employee Benefit Programs.

         Schedule 2.19 to this Agreement sets forth a list of every Employee Program (as defined below) that has been maintained (as that term is further defined below) by the DHG Entities since its inception.

         Each Employee Program which has been maintained by the DHG Entities and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the IRS regarding its qualification under that section and has, in fact, been qualified under the applicable section of the Code from the effective date of that Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its Qualification under the applicable Code section.

         There has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by the DHG Entities. With respect to any Employee Program now or heretofore maintained by the DHG Entities, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the DHG Entities or any Affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the DHG Entities and the Stockholders, threatened with respect to any Employee Program.

         The DHG Entities have not incurred any liability under Title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the DHG Entities and subject to Code Section 412 or ERISA Section 302. With respect to any Employee

Program maintained by the DHG Entities and subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615); or, (ii) event or condition which presents a material risk of plan termination or any other event that may cause the DHG Entities to incur liability or have a lien imposed on its assets under Title IV of ERISA. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the DHG Entities, for all periods prior to the Closing, either have been made or have been accrued. No Employee Program maintained by the DHG Entities and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. The DHG Entities have not ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by the DHG Entities have ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide those post-termination benefits.

         The DHG Entities and each Employee Program that is a welfare plan subject to Part 6 of Title I of ERISA and Code Section 4980B, as applicable, have complied in all material respects with their respective requirements of such statutes in each and every case. There is no provision in any of DHG Entities's Employee Programs or in any other agreement that would preclude the DHG Entities from amending or terminating any of its Employee Programs.

         With respect to each Employee Program maintained by the DHG Entities within the past five years, complete and correct copies of the following documents (if applicable to that Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing that Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to the DHG Entities's participation in or contributions under such plan.

         Each Employee Program maintained by the DHG Entities as of the date of this Agreement is subject to termination by the Board of Directors of the DHG Entities without any further liability or obligation on the part of the DHG Entities to make further contributions to any trust maintained under any such Employee Program following such termination.

         For purposes of this Section 2.19:

                           i.       "Employee Program" means (A) all employee
benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                           ii.      an entity "maintains" an Employee Program if
such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           iii.     An entity is an "Affiliate" of the DHG
Entities for purposes of this Section 2.19 if it would have ever been considered a single employer with the DHG Entities under ERISA Section 4001(b) or part of the same "controlled group" as the DHG Entities for purposes of ERISA Section 302(d)(8)(C); and,

                           iv.      "Multiemployer Plan" means a (pension or
non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         2.20 Environmental Matters. Except as provided in Schedule 2.20 and except for biohazardous materials which have been disposed of in compliance with all applicable laws and regulations, the DHG Entities have never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); and (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the DHG Entities, or has come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the DHG Entities for treatment, storage, or disposal at any-other place; (iii) the DHG Entities do not presently own, operate, lease, or use, nor have the DHG Entities ever owned, operated, leased, or used any site on which underground storage tanks are or were located; and,
(iv) no lien ever has been imposed by any governmental agency or any property, facility, machinery, or equipment owned, operated, leased, or used by the DHG Entities in connection with the presence of any Hazardous Material.

         The DHG Entities do not have any liability under, nor has the DHG Entities ever violated in any material respect, any Environmental Law (as defined below); and: (i) the DHG Entities and any property owned, operated, leased, or used by the DHG Entities and any facilities and operations on that property, are presently in compliance in all respects with all applicable Environmental Laws; (ii) the DHG Entities have never entered into or been subject to any judgment, consent, decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and, (iii) the DHG Entities have no reason to believe that any of the items enumerated in clause
(ii) of this paragraph will be forthcoming.

         To the best of the DHG Entities and the Stockholders' knowledge, no site owned, operated, leased, or used by the DHG Entities contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBS) or equipment containing PCBS, or any urea formaldehyde foam insulation.

         The DHG Entities and the Stockholders have provided to Buyer copies of all documents, records, and information available to the DHG Entities or the Stockholders concerning any environmental or health or safety matter relevant to the DHG Entities, whether generated by others or by the DHG Entities, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control is plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health or safety matters issued by any governmental agency.

         For purposes of this Section 2.20: (i) "Hazardous Material" shall mean and include any hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environmental or to human health or safety, including without limitation, bio-hazardous materials; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date of this Agreement, previously enforced, or subsequently enacted; and (iv) for this Section 2.20 only, the DHG Entities shall mean only the health care related assets acquired by Buyer at their existing locations and include the DHG Entities, their respective predecessors and all other entities for whose conduct the DHG Entities are or may be held responsible under any Environmental Law. This Agreement specifically excludes any environmental matters at the CNC Ranch.

         2.21 List of Directors and Officers. Schedule 2.21 contains a true and complete list of all current directors and officers of the DHG Entities. In addition, Schedule 2.21 contains a list of all managers, employees and consultants of the DHG Entities who, individually, have received or are scheduled to receive compensation from the DHG Entities for the period ending December 31, 1997. In each case that Schedule shall include the current job title and aggregate annual compensation of each individual.

         2.22 Disclosure; Accuracy of Documents and Exhibits. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the DHG Entities and the Stockholders pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make those representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to the DHG Entities or the Stockholders which presently or may in the future have a material adverse affect on the business, properties, prospects, operations or condition of the DHG Entities which have not been specifically disclosed in this Agreement or in a Schedule furnished with this Agreement, other than general economic conditions affecting the health care industry.

         All contracts, instruments, agreements and other documents delivered by the DHG Entities and the Stockholders to Buyer or its agents for Buyer's or its agents, review in connection with this Agreement and the contemplated transactions, including articles of incorporation, by-laws, corporate minutes, stock record books and tax returns, are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true, correct and complete as of the Closing.

         2.23 Non-Foreign Status. The DHG Entities are not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.24 Employees; Labor Matters; Regulatory Compliance The DHG Entities generally enjoys good employer-employee relationships. The DHG Entities are not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it through the Execution Date or amounts required to be reimbursed to those employees. Upon termination of the employment of any of those employees, neither the DHG Entities, nor Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of those employees for so-called "severance pay" or any other payments, except as described in Schedule 2.24. The DHG Entities have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as described in that Schedule. The DHG Entities are in compliance with all applicable laws and regulations including, without limitation, labor laws, employment laws, fair employment practice laws, occupational health and safety laws, disabilities laws, sexual harassment laws, work place safety and health laws, terms and conditions of employment and wage and hours laws and environmental laws. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving the DHG Entities. No question concerning labor representation exists respecting any employees of the DHG Entities. There are no grievances, complaints or charges that have been filed against the DHG Entities under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the DHG Entities or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the DHG Entities. The DHG Entities have not received any information indicating that any of their employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The DHG Entities are, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.25 Provider Agreements; Suppliers; Changes. Schedule 2.25 sets forth any third party payor arrangement or agreement or Provider Agreement which accounts for more than five percent (5%) of the collections of the DHG Entities for the twelve months ended December 31, 1996 (collectively, the "TPAs"). The relationships of the DHG Entities with its TPAs are good commercial working relationships. None of the TPAs have canceled, materially modified, or otherwise terminated its relationship with the DHG Entities, or has during the last twelve months decreased materially its use of the services of the DHG Entities, nor to the knowledge of DHG Entities, do any TPAs have any plan or intention to do any of the foregoing. Further, the DHG Entities have not received notice that any health plan, insurance DHG Entities, employer or any other TPA which has done business with the DHG Entities since January 1, 1997 intends to terminate, limit or restrict its relationship with the DHG Entities.

         2.26 Licensing and Credential Information. Attached as Schedule 2.26 to this Agreement is a list of all licenses and all credentialing documents and correspondence relating to or about the DHG Entities and the Health Care Providers, copies of which have been previously provided to Buyer. The Health Care Providers are duly licensed under the laws of the State of Florida and are in compliance with all laws, rules and regulations relating to the rendering of services in their respective specialty areas.

         2.27 Health Care Facilities. The Health Care Providers maintain in good standing staff memberships or similar affiliations with the health care facilities (the "Health Care Facilities") as described on Schedule 2.27.

         2.28 Health Care Providers. To the best of the DHG Entities' and Stockholders' knowledge, all of the employed and or engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with the DHG Entities. To the best of the DHG Entities' and the Stockholders' knowledge, none of the employed and engaged Health Care Providers use or abuse any controlled substances or are under the influence of alcohol or are affected by the use of alcohol during the time period required to perform their duties and obligations under any contracts, agreements or understandings with the DHG Entities.

                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         As a material inducement to Buyer to enter into this Agreement and consummate the contemplated transactions, each Stockholder jointly and severally makes to Buyer each of the representations and warranties in this Section 3 with respect to that Stockholder.

         3.1 DHG Entities' Shares. Each Stockholder owns of record and beneficially the number of the DHG Entities' Shares set forth opposite that Stockholders' name in Exhibit A. Those DHG Entities' Shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims, under Article 8 of the Florida Uniform Commercial Code or otherwise.

         3.2 Authority. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of that Stockholder pursuant to this Agreement and to carry out the contemplated transactions. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to this Agreement constitutes a valid and binding obligation of that Stockholder, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each agreement, document and instrument:

                  a. does not and will not violate any laws of the United States or any state or other jurisdiction applicable to that Stockholder, or require any Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                  b. does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which a Stockholder is a party or by which the property of a Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the DHG Entities.

         3.3 Finder's Fee. Any finder's fee incurred by the DHG Entities or the Stockholders in relation to this Agreement and the transaction contemplated herein shall be the exclusive responsibility of the DHG Entities or the Stockholders and neither Continucare, or any of its affiliates shall not become liable for any broker's commission or finder's fee incurred by the DHG Entities or the Stockholders relating to or in connection with the transactions contemplated by this Agreement.

         3.4 Agreements. Except as disclosed on Schedule 3.4, each Stockholder who is employed by the DHG Entities is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the DHG Entities. There are no agreements or arrangements not contained in this Agreement or disclosed in a Schedule, to which any Stockholder is a party relating to the businesses of the DHG Entities or to any Stockholders' rights and obligations as a stockholder, director or officer of the DHG Entities. No Stockholder owns, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any TPAs, customer, competitor or supplier of the DHG Entities, or any organization which has a contract or arrangement with the DHG Entities. No Stockholder has at any time transferred any of the stock of the DHG Entities held by or for that holder to any employee of the DHG Entities, which transfer constituted or could be viewed as compensation for services rendered to the DHG Entities by that employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the DHG Entities to which any Stockholder is a party.

                                    SECTION 4

               COVENANTS OF THE DHG ENTITIES AND THE STOCKHOLDERS

         4.1 Making of Covenants and Agreements. The DHG Entities and the Stockholders jointly and severally hereby make the covenants and agreements in this Section 4 and the Stockholders agree to cause the DHG Entities to comply with those agreements and covenants.

         4.2 Conduct of Business. Between the date of this Agreement and the Closing Date, the DHG Entities will:

                  a. conduct its businesses only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                  b. refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than One Thousand Dollars ($10,000.00) and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

                  c. refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities;

                  d. refrain from making any change or incurring any obligation to make a change in its Articles of Incorporation (except as provided in Section
4), by-laws or authorized or issued capital stock;

                  e. Not used in this Agreement;

                  f. refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

                  g. refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

                  h. use its best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

                  i. use its best efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

                  j. have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers listed in Schedule 2.13 or equivalent insurance with any substitute insurers approved in writing by Buyer;

                  k. furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the DHG Entities on a cash basis within ten (10) days after each month end for each month ending more than ten (10) days before the Closing;

                  l. permit Buyer and its authorized representatives to have full access to all of their properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives all financial and other information with respect to its business or properties as Buyer may from time to time reasonably request; and

         4.3 Authorization from Others. Prior to the Closing Date, the Stockholders and the DHG Entities will use their best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Stockholders and the DHG Entities of the transactions contemplated by this Agreement.

         4.4 Notice of Default. Promptly upon the occurrence of, or promptly upon the DHG Entities or a Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had that event occurred or been known to the DHG Entities or that Stockholder prior to the Execution Date, of any of the representations, warranties or covenants of the DHG Entities or the Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the DHG Entities or the Stockholders shall give detailed written notice to Buyer and the DHG Entities and the Stockholders shall use their best efforts to prevent or promptly remedy the same.

         4.5 Consummation of Agreement. The DHG Entities and each of the Stockholders shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end the DHG Entities will obtain prior to the

Closing all necessary authorizations or approvals of its stockholders and Board of Directors.

         4.6 Cooperation of the DHG Entities and Stockholders. The DHG Entities and each of the Stockholders shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the contemplated transactions.

         4.7 Restrictive Covenants - Stockholders. The Stockholders recognize that to assure the Buyer that it will realize the value inherent in the transactions contemplated in connection with this Agreement (including, but not limited to, the acquisition of the DHG Entities' businesses on a "going concern" basis), it is necessary for the Stockholders to enter into this Agreement. The Stockholders also acknowledge that the terms of this Agreement are inherently reasonable in all respects, notwithstanding the fact that the terms of this Agreement could restrict them from earning income in the field in which they currently practice. Accordingly, each of the Stockholders agrees with the Buyer that for a five-year period following the Closing Date anywhere within the State of Florida (the "Restricted Area"); each Stockholder, either on their own behalf or as a principal, partner, stockholder, officer, employee, agent, consultant, independent contractor, investor, director or trustee of any person, partnership, entity, firm or corporation or otherwise:

                  a. except in their capacity as an employee or consultant of the Buyer, will not own, manage, operate, control or otherwise engage in a Competing Business (as defined below), or receive any compensation in any capacity from any Competing Business. It is understood, however, that the Stockholders may enter into a joint venture arrangement with Buyer, or its affiliates, in a competing business in the event that Buyer, or its affiliates, in their sole and absolute discretion, determines that such joint venture, or other similar entity, is beneficial to Buyer, or its affiliates;

                  b. other than as a patient himself or as the Buyer directs, have any business relationship, in any capacity whatsoever, with any IPA, PHO, Managed Care Company, any business associated in any manner with a Managed Care Company or any other form of an integrated delivery system, competing medical services delivery system which is operated in or affiliated in any manner with medical practices in the Restricted Area;

                  c. attempt to solicit or solicit the patients or facilities serviced by the Buyer to terminate, curtail or restrict their relationship with the Buyer or attempt to provide or provide those patients or facilities with services previously furnished to them by any of the Stockholders;

                  d. otherwise divert or attempt to divert from the Buyer any business or business opportunity whatsoever; or,

                  e. attempt to solicit or solicit any person employed or contracted by the Buyer, or any of their affiliates, to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

                  f. The term "Competing Business" shall mean any business which is competitive with the DHG Entities, which is specifically agreed to by the parties to be the management, provision and operation of medical or business services for hospitals, ambulatory surgical facilities and similar organizations; the management and organization of any medical networks; the operation and management of a management services organization ("MSO") available for contract to physicians, hospitals, healthcare facilities, integrated delivery systems, PHOs, IPAs and physician networks; and, the acquisition and operation of primary care and specialty physician offices.

                  g. Nothing contained in this Section 4.8 shall prohibit any Stockholder from owning a beneficial interest of up to five percent (5%) of the securities of any company subject to the reporting requirements of Section 13 or
Section 15(d) of the Security Exchange Act of 1934, as amended.

                  h. Nothing contained in this Section 4.8 shall prohibit Claudio Alvarez, M.D. from practicing medicine within the State of Florida, provided however, Claudio Alvarez, M.D. shall be prohibited from entering into any managed care risk contract for a period of five (5) years.

         4.8 Restrictive Covenants - Alexander Fuster. Alexander Fuster ("Fuster"), vice president and Chief Operations Officer of the DHG Entities, recognizes that to assure the Buyer that it will realize the value inherent in the transactions contemplated in connection with this Agreement (including, but not limited to, the acquisition of the DHG Entities' businesses on a "going concern" basis), it is necessary for Fuster to enter into this Restrictive Covenant as part of this Agreement. Fuster also acknowledges that the terms of this Restrictive Covenant are inherently reasonable in all respects, notwithstanding the fact that the terms of this Restrictive Covenant could restrict Fuster from earning income in the field in which he currently practices. Accordingly, Fuster agrees with the Buyer that for a five-year period following the Closing Date, Fuster will not attempt to solicit or solicit the patients serviced by the Buyer to terminate, curtail or restrict their relationship with the Buyer or attempt to provide or provide those patients or facilities with services previously furnished to them, otherwise divert or attempt to divert from the Buyer any business, or attempt to solicit or solicit any person employed or contracted by the Buyer, or any of their affiliates, to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will. In addition, Fuster agrees with the Buyer that for a one-year period following the Closing Date, Fuster, other than as a patient himself, will not have any business relationship, in any capacity whatsoever, with Foundation Health, a health maintenance organization, or any affiliate, subsidiary, joint venture or other entity which Foundation Health has a controlling ownership interest.

         4.9 Restrictive Covenant Remedies. Each of the Stockholders and Fuster acknowledge that: (i) a breach by the DHG Entities, any of the Stockholders or Fuster of the provisions of Section 4.7 or Section 4.8 would cause the Buyer irreparable harm; and, (ii) monetary damages in an action at law would not provide an adequate remedy in the event of a breach. Accordingly, the Stockholders, jointly and severally, and Fuster agree that, in addition to any other remedies (legal, equitable or otherwise) available to the Buyer, Buyer may seek and obtain injunctive relief against the breach or threatened breach of the provisions of Section 4.7 and Section 4.8 (without the necessity of any bond or other security being posted) as well as all other rights and remedies available at law and equity including, without limitation, the right to be indemnified by the Stockholders or Fuster, as the case may be, for all claims, damages, actions, suits whatsoever for a breach of
Section 4.7 or Section 4.8 and if the Buyer prevails in that action, its reasonable attorneys' fees, expenses and costs incurred in enforcing any provisions of Section 4.7 or Section 4.8 at pretrial, trial and appellate levels. Nothing contained in this Section 4.9 shall be construed as prohibiting the Buyer and all other injured parties from pursuing all other remedies available to them for a breach or threatened breach of the provisions of Section
4.7 or Section 4.8. The Stockholders and Fuster further acknowledge and agree that the covenants contained in this Article are necessary for the protection of the Buyer's legitimate business and professional duties, ethical obligations and interests, and are reasonable in scope and content. In the event of any breach or violation by the Stockholders or Fuster of any of the provisions of Section
4.7 or Section 4.8, the running of the term of the restrictive covenant (but not the DHG Entities' and any of the Stockholders, obligations thereunder) shall be tolled during the continuation of any breach or violation.

         4.10 No Solicitation of Other Offers. Neither the DHG Entities, the Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person, other than Buyer, relating to the possible acquisition of the DHG Entities, or any of its assets.

         4.11 Confidentiality. The DHG Entities and the Stockholders agree that, unless and until the Closing has been consummated, each of the DHG Entities, the Stockholders and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to the DHG Entities, or the Stockholders by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, the DHG Entities, and the Stockholders will return to Buyer (or certify that they have destroyed) all copies of data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists memoranda, and other documents prepared by or made available to the DHG Entities or the Stockholders in connection with the transaction.

         4.12 Tax Returns. The DHG Entities and the Stockholders shall cooperate with Buyer to permit the DHG Entities in accordance with applicable law to promptly prepare and file on or before the due date or any extension of all federal, state and local tax returns required to be filed by the DHG Entities with respect to taxable periods ending on or before the Closing.

                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1 Making of Representations and Warranties. As a material inducement to the DHG Entities and the Stockholders to enter into this Agreement and consummate the contemplated transactions, Continucare and Buyer hereby makes the representations and warranties to the DHG Entities and the Stockholders contained in this Section 5.

         5.2 Organization of Continucare and Buyer. Both Continucare and Buyer are corporations duly organized, validly existing and in good standing under the laws of Florida with full corporate power to own or lease their properties and to conduct their business in the manner and in the places where those properties are owned or leased or that business is conducted by it.

         5.3 Authority of Continucare and Buyer. Continucare and Buyer have the full right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by Continucare or Buyer pursuant to this Agreement and to carry out the contemplated transactions. The execution, delivery and performance by Continucare and Buyer of this Agreement, and each other agreement, document and instrument have been duly authorized by all necessary corporate actions of Continucare and Buyer and no other action on the part of Continucare or Buyer is required in connection therewith. This Agreement, and each other agreement, document and instrument executed and delivered by Continucare and Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Continucare and Buyer enforceable in accordance with their terms. The execution, delivery and performance by Continucare and Buyer of this Agreement, and each agreement, document and instrument, including those delivered at Closing:

                  a. does not and will not violate any provision of the Articles of incorporation or by-laws of Continucare and Buyer;

                  b. does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Continucare or Buyer or require Continucare or Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and,

                  c. does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Continucare or Buyer is a party and which is material to the business and financial condition of Continucare, Buyer or their parent and affiliated organizations on a consolidated basis.

         5.4 Litigation. There is no litigation pending or, to its knowledge, threatened against Continucare or Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.5 Finder's Fee. Continucare or Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         5.6 Disclosure; Accuracy of Documents and Exhibits. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Continucare and Buyer pursuant to this Agreement to the DHG Entities and the Stockholders do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make those representations, warranties or statements not misleading in light of the circumstances under which they were made.

         All contracts, instruments, agreements and other documents delivered by Continucare or Buyer to the DHG Entities, the Stockholders or their agents, in connection with this Agreement and the contemplated transactions, including articles of incorporation, by-laws, corporate minutes, stock record books and tax returns, are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true, correct and complete as of the Closing.

         5.7 Buyer's Employment of the DHG Entities' Employees. Buyer agrees, at the time of closing. To employ all of the DHG Entities' employees upon the same terms and conditions as they were employed by the DHG Entities prior to closing; provided, however, except as provided herein, Buyer shall have the right to terminate any employee who was otherwise terminable at will, or any employee under contract at the termination of the contract or in the event of a breach of the contract.

                                    SECTION 6

                               COVENANTS OF BUYER

         6.1 Making of Covenants and Agreement. Buyer hereby makes the covenants and agreements in this Section 6.

         6.2 Confidentiality. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the DHG Entities or the Stockholders with respect to the business or financial condition of the DHG Entities except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the DHG Entities or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to the DHG Entities (or certify that it has destroyed) all copies of data and information, including but not limited to financial information, Customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

         6.3 Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this agreement, to the end that the transactions contemplated by this agreement shall be fully carried out. To this end, Buyer will obtain prior to the Closing all necessary authorizations or approvals of its Board of Directors.

         6.4 Non-Solicitation. In the event that the transaction does not close, Buyer and Continucare agree that for a period of one (1) year following the date of the termination of this Agreement, they will not individually or collectively, directly or indirectly, or through an affiliate or subsidiary: (i) attempt to solicit the patients serviced by the DHG Entities or to terminate, curtail or restrict their relationship with the DHG Entities or attempt to provide those patients with services previously furnished to them; or (ii) otherwise divert or attempt to divert from the DHG Entities any business or attempt to solicit or solicit any person employed or contracted by the DHG Entities to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will. Buyer and Continucare further agree that for a period of one (1) year following the date of the termination of this Agreement they will not enter into a full risk capitated contract for Medicare patients with Foundation Health Systems or CareFlorida, Inc., or any affiliate, joint venturer or other entity in which Foundation Health Systems has a controlling interest. Nothing contained in this Section 6.4, however, shall prohibit Buyer, Continucare or any of their affiliates from continuing any preexisting relationships or acquiring any entity which may have preexisting relationships with Foundation Health Systems or CareFlorida, Inc., or any affiliate, joint venturer or other entity in which Foundation Health Systems has a controlling interest.

                                   SECTION 7

                           CONDITIONS FOR CLOSING AND
                              PROCEDURE FOR CLOSING

         7.1 Conditions to the obligations of Buyer. The obligation of Buyer to consummate this Agreement and the contemplated transactions are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  a. Representations; Warranties; Covenants. Each of the representations and warranties of the DHG Entities and the Stockholders contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the DHG Entities and each of the Stockholders shall, on or before the Closing, have performed all of their obligations under this Agreement which by the terms are to be performed on or before the Closing.

                  b. No Material Change. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the DHG Entities since the Execution Date, whether or not in the ordinary course of business.

                  c. Approval of Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and the contemplated transactions and all related legal matters contemplated in this Agreement shall be reasonably satisfactory in form and substance to counsel for Buyer and that counsel shall have received on behalf of Buyer all other certificates, opinions, and documents in form satisfactory to counsel, as Buyer may reasonably require from the DHG Entities and the Stockholders to evidence compliance with the terms and conditions of this Agreement as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and the DHG Entities and the fulfillment of their respective covenants.

                  d. No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the DHG Entities or Stockholder or any material adverse change in the laws or regulations applicable to the DHG Entities.

                  e. Consents. The DHG Entities or the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the DHG Entities or the Stockholders in connection with the execution and delivery of this Agreement, the performance of the contemplated transactions and the continued operation of the business of the DHG Entities by Buyer subsequent to the Closing; and the DHG Entities, the Stockholders and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the DHG Entities and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

                  f. Financial Performance. In the event that the sum of Earnings before interest, taxes, depreciation and amortization ("EBITDA") of the DHG Entities for the year ended December 31, 1996 plus the addbacks listed on
Schedule 7.1(f) (the "Addbacks") is less than Three Million One Hundred Thousand Dollars ($3,100,000.00), Buyer, in its sole and absolute discretion, may elect not to proceed with the Closing and Buyer, the DHG Entities and the Stockholders shall have no further obligation or liability to each other.

         7.2 Conditions to Obligations of the DHG Entities and the Stockholders. The obligation of the DHG Entities and the Stockholders to consummate this Agreement and the contemplated transactions is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  a. Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 5 shall be true and correct in all material respects as though made on and as of the Closing and Buyer shall, on or before the Closing, have performed all of its obligations under this Agreement which by the terms are to be performed on or before the Closing.

                  b. Approval of the Company's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and the contemplated transactions and all related legal matters contemplated by this agreement shall have been reasonably satisfactory in form and substance to Gary Matzner, Esq., in his capacity as counsel for the DHG Entities and the Stockholders, and that counsel shall have received on behalf of the DHG Entities and the Stockholders all other certificates, opinions and documents in form satisfactory to that counsel as the DHG Entities may reasonably require from Buyer to evidence compliance with the terms and conditions of this Agreement as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

                  c. No Litigation. There shall have been no determination by the DHG Entities, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the DHG Entities, or any Stockholder.

         7.3 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

                  a. legal counsel for the DHG Entities and the Stockholders shall deliver a legal opinion to the Buyer in substantially the form of Exhibit 7.3(a) attached to this Agreement;

                  b. legal counsel for the Buyer shall deliver a legal opinion to the DHG Entities and the Stockholders in substantially the form of Exhibit 7.3(b) attached to this Agreement;

                  c. the DHG Entities shall execute and deliver resolutions adopted by the board of directors of the DHG Entities approving the transactions contemplated by this Agreement, in substantially the form of Exhibit 7.3(c) attached to this Agreement, certified by the corporate secretary of the DHG Entities;

                  d. the Buyer shall execute and deliver resolutions adopted by the board of directors of the Buyer approving the transactions contemplated by this Agreement, in substantially the form of Exhibit 7.3(d) attached to this Agreement, certified by the corporate secretary of the Buyer;

                  e. the DHG Entities shall deliver to the Buyer a Certificate of the DHG Entities's President, in substantially the form of Exhibit 7.3(e) attached to this Agreement, dated as of the Closing to the effect that the statements contained in Sections 7.1(a) and (b) are true and correct;

                  f. the Buyer shall deliver to the DHG Entities a Certificate of the Buyer's President, in substantially the form of Exhibit 7.3(f) attached to this Agreement, dated as of the Closing Date to the effect that the statements contained in Section 7.2(a) are true and correct;

                  g. the Buyer shall deliver the Closing Funds to the DHG Entities;

                  h. Claudio Alvarez, M.D. and Alexander Fuster shall execute and deliver to Buyer a Consulting Agreement, in substantially the form of
Exhibit 7.3(h) and Exhibit 7.3(h)-1 attached to this Agreement;

                  i. the Stockholders shall execute and deliver to Continucare a Registration Rights Agreement, in substantially the form of Exhibit 7.3(i) attached to this Agreement. Such Registration Rights Agreement shall include: at the Stockholders' option, up to a twenty percent (20%) collar on the price of the common stock received by the Stockholders; piggyback registration rights with all costs incurred with such regstration to be borne by Buyer or Continucare; and the right for the Stockholders to sell up to thirty three and one third percent (33 1/3%) of the common stock received after six months from the Closing Date, to sell up to an additional thirty three and one third percent (33 1/3%) of the common stock received after one year from the Closing Date and to sell up to an additonal thirty three and one third percent (33 1/3%) of the common stock received after eighteen months from the Closing Date. In the event that the Stockholders desire to sell the common stock they have received on the dates specfied above, and for any reason whatsoever that portion of the common stock they have received remains unregistered, then at the Stockholders' option, Buyer or Continucare shall be required to purchase such unregistered shares of common stock. The purchase price shall be the closing price on the American Stock Exchange on the date (s) that the Stockholders' request a sale, however, the Stockholders shall not sell less than ten thousand (10,000) shares of the common stock they received at any one time;

                  j. the DHG Entities and each of the Stockholders shall execute and deliver to the Buyer general releases of all claims which any of them may have against the DHG Entities in the form of Exhibit 7.3(j) attached to this Agreement;

                  k. the Buyer shall deliver to the DHG Entities a Certificate of Good Standing issued by the Secretary of State of Florida in the form of
Exhibit 7.3(k) attached to this Agreement; and,

                  l. the DHG Entities shall deliver to the Buyer a Certificate of Good Standing issued by the Secretary of State of Florida in the form of
Exhibit 7.3(l) attached to this Agreement.

                  m. the key employees of the DHG Entities listed on Exhibit 7.3(m) shall have executed and delivered to Buyer Employment Agreements, in substantially the form of Exhibit 7.3(m)(1) attached to this Agreement and shall have been granted Three Hundred Thousand Dollars ($300,000.00) worth of Continucare Stock Options, as such Stock Options are valued by Continucare in accordance with the Continucare Stock Option Agreement dated December 2,

1996. The options received shall vest evenly over a three (3) year period in accordance with the Stock Option Agreement entered into between Continucare and the key employees, in substantially the same form as Exhibit 7.3(m)(2) attached to this Agreement.

                                    SECTION 8

                  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

         8.1 Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations in this Agreement or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the contemplated transactions are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party to this Agreement for a period of one (1) year.

         8.2 The DHG Entities and the Stockholders' Individual Guarantee and Transition Period. In order to maintain operation efficiencies and assure a smooth transition subsequent to closing, the parties agree that:

                  a. Claudio Alvarez, M.D., pursuant to his Consulting Agreement (Exhibit "7.3(h)") shall manage the day-to-day business operations of the acquired DHG Entities from the Closing Date through December 31, 1997. He shall make no material changes in the operations without the prior approval of Buyer. Buyer may terminate Alvarez' management, at any time, without cause upon written notice to Alvarez; provided, however, that in the event of such termination, any obligations of Alvarez under this Section 8.2(a) or Section 8.2(b) below, shall be null and void, and of no effect.

                  b. In the event that the sum of: (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"); and (ii) the add backs set forth on Exhibit 8.2(b) (collectively referred to as "Adjusted EBITDA") of the acquired DHG Entities' business for the period ended December 31, 1997 is less than Two Million Eight Hundred Thousand Dollars ($2,800,000.00), then the DHG Entities and the Stockholders, jointly and severally, shall be required to pay to Buyer the sum of Two Hundred Fifty Thousand Dollars ($250,000.00). For the purposes of this Section 8 only, the calculation of the Adjusted EBITDA for the acquired DHG Entities' business for the period ending December 31, 1997, means the sum of the financial results of: (i) the DHG Entities for the period January 1, 1997 through the Closing Date and (ii) those operations of Buyer which consist of the acquired DHG Entities' business for the period from the Closing Date through December 31, 1997. These combined operations shall be referred to as the "DHG/Buyer 1997 Business." Buyer and Continucare agree that from the Closing Date through December 31, 1997, no corporate overhead of Buyer or Continucare or the cost of any additional management personnel or additional employees (unless engaged by Claudio Alvarez, M.D.) shall be allocated to the DHG/Buyer 1997 Business in computing the Adjusted EBITDA. Furthermore, Buyer and Continucare agree that any additional expenses incurred by the acquired DHG Entities' business as a result of Buyer or Continucare's decision to expand the business of the acquired DHG Entities' business shall not be included in the computation of the Adjusted EBITDA.

                  c. In the event that the Buyer or Continucare determine that the Adjusted EBITDA is less than Two Million Eight Hundred Thousand Dollars ($2,800,000.00) then, Stockholders shall have the right to engage the services of KPMG to perform an audit of the DHG/Buyer 1997 Business for the year ended December 31, 1997. If the results of the KPMG audit indicate that the Adjusted EBITDA is less than $2,800,000 then the Stockholders shall pay the Two Hundred Fifty Thousand Dollars ($250,000.00) to Buyer. If the results indicate that the Adjusted EBITDA is greater than $2,800,000 then the Stockholders shall not be required to pay any sum to Buyer, and Buyer and Continucare shall be responsible and shall pay the audit expense incurred by the Stockholders upon receipt of the audit report.

         8.3 Financial Statements. The DHG Entities and the Stockholders shall utilize their best efforts to deliver to Buyer within seventy five (75) days after the Closing Date a balance sheet of the DHG Entities dated as of June 30, 1997 and statements of income, retained earnings and cash flows for the six month period then ended, which have been audited by Deloitte & Touche, LLP, independent certified public accountants. The DHG Entities and the Stockholders, jointly and severally, shall be responsible for the first twenty five thousand dollars ($25,000.00) of the cost of such audit and Buyer or Continucare shall be responsible for the balance, if any.

         8.4 General and Professional Liability Insurance. For a period of four
(4) years from the Closing Date, Buyer shall, at its cost, maintain continuously, in full force and effect, without a gap or loss of coverage, either:

                  a. The DHG Entities' current general and professional liability policies, underwritten by American Internaltional Specialty Lines Insurance Company (the DHG Entities' Insurance) in the amount of $1,000,000 for each occurrence, $3,000,000 general aggregate, and umbrella coverage of $5,000,000 in the aggregate; or

                  b. Buyer may provide coverage with a comparable company, provided, that such coverage provides; (i) coverage limits of not less than the DHG Entities' Insurance, as specified above; (ii) the DHG Entities and each of their current employees and Health Care Providers, including Claudio Alvarez, M.D., are named as insureds and covered by such insurance policy(ies); and (iii) there is no gap in coverage from the Closing Date through a date four (4) years from the Closing Date, by purchasing: (A) continuing the continuous claims made professional liability insurance policy; (B) purchasing a replacement continuous claims made professional liability insurance policy with retroactive coverage which does not create any lapse in coverage; or, (C) purchasing appropriate tail coverage to meet its obligation under this subparagraph.

                  Additionally, upon request by the DHG Entities or the Stockholders, Buyer or Continucare, as the case may be, shall provide the DHG Entities or the Stockholders with copies of such insurance policies.

                                    SECTION 9

                                 INDEMNIFICATION

         9.1 Indemnification by the Stockholders. The DHG Entities and the Stockholders jointly and severally agree subsequent to the Closing to indemnify and hold the Buyer and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees of the DHG Entities or Buyer (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  a. fraud, intentional misrepresentation or a deliberate or wilful breach by the DHG Entities or any Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement;

                  b. any other material breach of any representation, warranty or covenant of the DHG Entities or any Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of those representations, warranties or covenants; and

                  c. any liability of the DHG Entities for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for by the DHG Entities, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the DHG Entities.

         9.2 Limitations on Indemnification by the Stockholders. No indemnification shall be payable pursuant to Subsection 9.1(b) above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 9.1 shall exceed Five Thousand Dollars ($5,000.00) in the aggregate, whereupon the full amount of claims shall be recoverable in accordance with the terms of this Agreement.

         9.3 Indemnification by Buyer. Buyer and Continucare agree to indemnify and hold the DHG Entities and the Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer under this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting that breach arising out of the business subsequent to Closing.

         9.4 Limitation on Indemnification by Buyer. No indemnification pursuant to Section 9.3 shall be payable to the Stockholders, unless the total of all claims for indemnification pursuant to Section 9.3 shall exceed Five Thousand Dollars ($5,000.00) in the aggregate, whereupon the full amount of all claims shall be recoverable in accordance with the terms of this Agreement.

         9.5 Notice; Defense of Claims. An indemnified party may make claims for indemnification under this Agreement by giving written notice of the claim to the indemnifying party within the period in which indemnification claims can be made under this Agreement. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice of the claim to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving that notice. The notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving any notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice of the claim, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if that good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of that claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in that defense, at the expense of the indemnifying party.

                                   SECTION 10

                                  MISCELLANEOUS

         10.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this

Agreement. In the event that the transaction does not close and this Agreement terminates in accordance Section 1.7, each party shall be responsible for its own expenses which were incurred.

         10.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Florida without regard to its conflict of laws provisions.

         10.3 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses listed below or to any other address or person as a party may designate by notice to each other party under this Agreement:

         if to the Buyer:           Continucare Physician Practice Management,
                                      Inc.
                                    100 SE Second Street
                                    36th Floor
                                    Miami, Florida 33131
                     Attention:     Susan Tarbe, Esq., Vice President and
                                      General Counsel

         if to Continucare:         Continucare Corporation
                                    100 SE Second Street
                                    36th Floor
                                    Miami, Florida 33131
                     Attention:     Susan Tarbe, Esq., Vice President and
                                      General Counsel

         if to the DHG Entities:    Doctor's Health Group, Inc.
                                    c/o Claudio Alvarez, M.D.
                                    1205 SW 37th Avenue
                                    Miami, FL 33135

         With a copy to:            Gary Matzner, Esq.
                                    2400 S. Dixie Highway
                                    Suite 200
                                    Miami, FL 33133

         if to the Stockholders:    Claudio Alvarez, M.D.
                                    Yvonne Alvarez
                                    1205 SW 37th Avenue
                                    Miami, Florida 33135

         with a copy to:            Gary Matzner, Esq.
                                    2400 S. Dixie Highway
                                    Suite 200
                                    Miami, FL 33131

Any notice given under this Agreement may be given on behalf of any party by his counsel or other authorized representatives.

         10.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to in this Agreement and the other writings specifically identified in this Agreement or contemplated by this Agreement, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties to this Agreement except as referred to in this Agreement or in its Schedules and Exhibits or in other writings; and all inducements to the making of this Agreement relied upon by either party to this Agreement have been expressed in this Agreement or in the Schedules or Exhibits or in other writings.

         10.5 Assignability; Binding Effect. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer or Continucare upon written notice to the DHG Entities and the Stockholders. This Agreement may not be assigned by the Stockholders or the DHG Entities without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

         10.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision of this Agreement. The use in this Agreement of the masculine pronoun in reference to a party to this Agreement shall be deemed to include the feminine or neuter, as the context may require.

         10.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         10.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant contained in this Agreement be waived, except by a writing duly and validly executed by each party to this Agreement, or in the case of a waiver, the party waiving compliance.

         10.9  This Section not used.

         10.10 Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if the invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or . unenforceability is caused by the length of any period of time or the size of any area contained in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

         10.11 Litigation; Prevailing Party. Except as otherwise required by applicable law or as expressly provided in this Agreement, in the event of any litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, Costs, and expenses of counsel (at pre-trial, trial and appellate levels).

         10.12 Publicity. Subject to applicable law, all press releases and other publicity, except as required by applicable law, concerning the transactions contemplated by this Agreement will be subject to the review and approval of the DHG Entities, the Stockholders and the Buyer, provided that the approval shall not be unreasonably withheld or delayed.

         10.13 No Breach. The parties agree that the execution of this Agreement shall not be deemed to be an assignment of any contract where consent to that assignment is required by the terms of that contract provided that the foregoing shall not affect the DHG Entities's and the Stockholders' respective obligations to obtain all consents as provided in this Agreement.

         10.14 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a party's business or profession or any professional training, experience, education or degrees of any member, agent, officer of employee of any party. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, then this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

         10.15 Jurisdiction; Venue; Inconvenient Forum; Jury Trial. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA IN DADE COUNTY, AND THE PARTIES ACCEPT THE EXCLUSIVE PERSONAL JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING. IN ADDITION, THE PARTIES KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR LATER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT BROUGHT IN THE STATE OF FLORIDA, AND FURTHER, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY CLAIM THAT

ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF FLORIDA HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the Execution Date.

                                    BUYER:

                                    CONTINUCARE PHYSICIAN PRACTICE
                                    MANAGEMENT, INC., a Florida
                                    corporation

                                    By: /s/ Charles M. Fernandez
                                       -----------------------------------------

                                    Its:   C.E.O.
                                        ----------------------------------------

                                    CONTINUCARE:

                                    CONTINUCARE CORPORATION., a
                                    Florida corporation

                                    By: /s/ Charles M. Fernandez
                                       -----------------------------------------

                                    Its:   C.E.O.
                                       -----------------------------------------

                                    DHG ENTITIES:

                                    DHG ENTERPRISES, INC., f/k/a Doctor's
                                    Health Group, Inc., a Florida corporation

                                    By: /s/ Claudio Alvarez, M.D.
                                       -----------------------------------------

                                    Its:   President
                                       -----------------------------------------


                                    DOCTOR'S HEALTH PARTNERSHIP,
                                    INC., a Florida corporation

                                    By: /s/ Claudio Alvarez, M.D.
                                       -----------------------------------------

                                    Its:   President
                                       -----------------------------------------

                                    STOCKHOLDERS:

                                     /s/ Claudio Alvarez, M.D.
                                    --------------------------------------------
                                    Claudio Alvarez, M.D.

                                     /s/ Yvonne Alvarez
                                    --------------------------------------------
                                    Yvonne Alvarez

                                    ALEXANDER FUSTER, an individual, as
                                    to only Section 4.8 and Section 4.9

                                     /s/ Alexander Fuster
                                    --------------------------------------------
                                    Alexander Fuster